                                Prospectus Supplement filed under Rule 424(b)(3)

                                                     Registration No. 333-115822

               Prospectus Supplement No. 1 dated December 23, 2004

                     (To Prospectus dated October 29, 2004)

                                53,382,000 Shares

                              Majesco Holdings Inc.

                                  COMMON STOCK

This Prospectus Supplement to the Prospectus dated October 29, 2004 relates to the issuance, on December 22, 2004 of 8,200,000 shares of common stock issued upon exercise of warrants at $0.85 per share and we will receive net proceeds of approximately $6.4 million from the exercise of such warrants. The warrants were initially issued in our February 2004 private placement and were exercisable at
$1.00 per share, however, we offered to certain qualified institutional buyers and institutional accredited investors who are selling stockholders hereunder the reduction in the exercise price to induce them to exercise their warrants.
Such offer was made to a limited number of the warrantholders as a result of legal constraints under the securities laws which prevented us from making the offer to all existing warrantholders without compliance with the tender offer rules and the withdrawal of our pending registration statement relating to our currently contemplated underwritten public offering.

As a condition to receiving such discount, participating warrantholders agreed that the shares of common stock received by them upon the exercise of the warrants would be removed from the registration statement of which this prospectus is a part, and we agreed to file a separate registration statement registering the resale of such shares by January 10, 2005 and will be obligated to pay the exercising warrantholders a penalty equal to 6.0% of the exercise price if the registration statement is not timely paid. Also, if the registration statement is not declared effective by February 15, 2005, we will be required to pay an additional penalty equal to 1.5% of the exercise price for each two week period

                                Prospectus Supplement filed under Rule 424(b)(3)

                                                     Registration No. 333-115822

after February 15, 2005 that the registration statement is not declared effective, subject to a 6% aggregate annual cap.

As a result of the agreement to remove the shares received upon exercise of the warrants, the total number of shares offered hereby will be decreased from
61,582,000 to 53,382,000 and the number of shares offered hereby by the selling stockholders identified below will be reduced as set forth below. Corsair
Capital transferred a warrant to purchase 1,200,000 shares of common stock to
Trinad Capital LP, who then exercised such warrants at $0.85. Trinad Capital agreed to the lock-up provisions that were previously entered into by Corsair
Capital with respect to such warrants. The shares underlying the warrants transferred by Corsair Capital and exercised by Trinad Capital LP are removed from this prospectus and we have agreed to register such securities on a resale registration statement as described above.

------------------------------ --------------------------- ----------------------- --------------------------
Name of Selling Stockholder    Shares Offered Hereunder    Shares Offered After    Shares Removed
                                                           Giving Effect to
                                                           Removal
------------------------------ --------------------------- ----------------------- --------------------------

033 Growth Partners I LP (1)   3,440,000                   1,720,000               1,720,000
------------------------------ --------------------------- ----------------------- --------------------------
033 Growth Int'l Fund Ltd.     1,700,000                   850,000                 850,000
(1)
------------------------------ --------------------------- ----------------------- --------------------------
033 Growth Partners II LP (1)  1,080,214                   540,214                 540,000
------------------------------ --------------------------- ----------------------- --------------------------
Oyster Pond Partners (1)       781,786                     391,786                 390,000
------------------------------ --------------------------- ----------------------- --------------------------
Harvest Opportunity Partners   7,546,000                   5,831,000               1,715,000
II LP (2)
------------------------------ --------------------------- ----------------------- --------------------------
Harvest Opportunity Offshore   2,706,000                   2,091,000               615,000
Ltd (2)
------------------------------ --------------------------- ----------------------- --------------------------
Harvest Opportunity Partners   748,000                     578,000                 170,000
II Qualified LP (2)
------------------------------ --------------------------- ----------------------- --------------------------
Jon D. Gruber TTEE FBO         50,000                      37,500                  12,500
Jonathan Wyatt Gruber (3)
------------------------------ --------------------------- ----------------------- --------------------------
Jon D. Gruber and Linda W.     600,000                     450,000                 150,000
Gruber
------------------------------ --------------------------- ----------------------- --------------------------
Lindsay Gruber Dunham (3)      50,000                      37,500                  12,500
------------------------------ --------------------------- ----------------------- --------------------------
Lagunitas Partners LP (4)      600,000                     0                       600,000
------------------------------ --------------------------- ----------------------- --------------------------
Gruber McBaine International   2,400,000                   2,250,000               150,000
(4)
------------------------------ --------------------------- ----------------------- --------------------------
J. Patterson McBaine           300,000                     225,000                 75,000
------------------------------ --------------------------- ----------------------- --------------------------
Trinad Capital LP (5)          1,200,000                   0                       1,200,000
------------------------------ --------------------------- ----------------------- --------------------------

(1) Michael T. Vigor has investment power over the securities and Lawrence C.
Long Jr. has voting power over the securities.

(2) Beneficial ownership of the securities may be deemed to be held by Joseph A.
Jolson.

(3) John D. Gruber has voting and investment power over the securities.

                                Prospectus Supplement filed under Rule 424(b)(3)

                                                     Registration No. 333-115822

(4) Gruber & McBaine Capital Management, LLC is the general partner. John D.
Gruber and J. Patterson McBaine share investment power over the securities.

(5) Beneficial ownership of the securities may be deemed to be held by Robert
Ellin and Jay Wolf.

As a result of the warrant exercise, the number of outstanding shares of common stock increased from 108,374,158 to 116,574,158. Pursuant to an agreement dated
February 12, JMP Securities LLC received a fee equal to 7% of the gross proceeds received by us from the warrant exercises.

We anticipate that in the near future we will file an amendment to the registration statement including our audited year-end financial statements and providing updated capitalization tables and selling stockholder tables.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

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